Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
January 29, 2026

A. O. Smith Reports Record 2025 Diluted Earnings Per Share (EPS) of $3.85 and Introduces 2026 Guidance
2025 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $3.8 billion; net earnings increased 2% to $546.2 million and diluted EPS increased 6% to a record $3.851
•Strong execution led to 80 basis points of operating margin improvement
•Free cash flow (FCF) of $546 million, 100% FCF to net earnings
•Returned $597 million of capital to shareholders through dividends and share repurchases
•Leonard Valve acquisition closed in January 2026 and advances a broader water management platform
12024 net earnings and EPS included pre-tax restructuring and impairment expenses of $17.6 million, with an EPS impact of $0.10, to right size the businesses in China and North America Water Treatment. See accompanying GAAP to Non-GAAP reconciliations
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its full year and fourth quarter 2025 results.
Key Financial Metrics
Full Year
(in millions, except per share amounts)

	2025	2024	% Change YoY
Net sales	$3,830	$3,818	—
Net earnings	$546.2	$533.6	2%
Adjusted earnings	$546.2	$548.0[2]	—
Diluted earnings per share	$3.85	$3.63	6%
Adjusted earnings per share	$3.85	$3.73[2]	3%

Fourth Quarter
(in millions, except per share amounts)

	Q4 2025	Q4 2024	% Change YoY
Net sales	$912.5	$912.4	—
Net earnings	$125.4	$109.7	14%
Adjusted earnings	$125.4	$124.1[2]	1%
Diluted earnings per share	$0.90	$0.75	20%
Adjusted earnings per share	$0.90	$0.85[2]	6%
2Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“I am pleased with the resilience and focus our team showed through the fourth quarter. The continued improvement in profitability and strength in the commercial water heater and boiler markets helped contribute to our record EPS in 2025,” noted Steve Shafer, chief executive officer. “Our China margins expanded despite continued pressure on our volumes driven by the challenging market conditions, and the assessment of our China business is ongoing. Additionally, I would like to welcome the Leonard Valve team to the A. O. Smith family. We are excited to have the Leonard Valve and Heat-Timer brands as a part of our portfolio. Their addition represents an important step forward for aligning our portfolio to higher growth opportunities.”
Segment-level Performance
North America
Full Year 2025
2025 sales of $3.0 billion increased slightly compared to 2024 as water heater pricing benefits and higher boiler and commercial water heater volumes were largely offset by lower wholesale residential water heater volumes.
Segment earnings were $727.9 million, and segment margin was 24.4% in 2025 compared to 2024 segment earnings of $707.5 million and segment margin of 24.0%. 2024 adjusted segment earnings and adjusted segment margin were $713.8 million and 24.2%, respectively and exclude $6.3 million of restructuring and impairment expenses recognized in the water treatment business as part of a profitability improvement strategy. The higher segment earnings and segment margin in 2025 compared to 2024 were primarily driven by pricing benefits, higher boiler and commercial water heater volumes, as well as improved water treatment profitability that more than offset lower residential water heater volumes and higher input costs, including tariffs.
Fourth Quarter 2025
Fourth quarter sales of $713.7 million increased 3% compared to fourth quarter sales in the prior year period primarily due to pricing benefits.
Segment earnings were $164.9 million, and segment margin was 23.1% in fourth quarter of 2025 compared to fourth quarter of 2024 segment earnings of $147.9 million and segment margin of 21.4%. Fourth quarter 2024 adjusted segment earnings were $154.2 million and adjusted segment margin was 22.4%. The year-over-year increase in segment earnings and segment margin was primarily due to the impacts of pricing benefits and improved water treatment profitability that were partially offset by higher input costs.

Rest of World
Full Year 2025
Rest of World sales of $880.4 million decreased 4% year-over-year primarily driven by lower sales in China, partially offset by sales from the acquisition of Pureit and sales growth in the India legacy business. China third-party sales decreased 12% in 2025. Organic sales in India increased 13% in local currency in 2025. Pureit contributed $54 million to sales in 2025.
Segment earnings were $76.4 million, and segment margin was 8.7% in 2025, compared to segment earnings of $64.5 million and segment margin of 7.0% in the prior year. 2024 adjusted segment earnings and adjusted segment margin were $75.8 million and 8.3%, respectively and exclude severance expenses of $11.3 million related to the right sizing of the China business to market conditions. The higher segment earnings and segment margin in 2025 compared to 2024 were primarily driven by the benefits of restructuring actions taken at the end of 2024 and other cost saving measures that more than offset lower sales in China.
Fourth Quarter 2025
Rest of World sales of $205.7 million decreased 13% year-over-year. The decrease in sales in the fourth quarter of 2024 was primarily driven by lower sales in China. Organic sales in India increased 18% in local currency and Pureit sales were $9 million.
Segment earnings were $16.0 million, and segment margin was 7.8% in the fourth quarter of 2025, compared to segment earnings of $7.8 million and segment margin of 3.3% in the same period of 2024. Adjusted segment earnings were $19.1 million and adjusted segment margin was 8.1% in the fourth quarter of 2024. The higher segment earnings and segment margin compared to the prior year were primarily due to the benefits from the 2024 restructuring actions and additional cost saving measures that more than offset the impacts of lower 2025 China sales volumes.

Balance Sheet, Liquidity and Capital Allocation
As of December 31, 2025, cash and marketable securities balances totaled $193.2 million and debt totaled $155.0 million, resulting in a leverage ratio of 7.7% as measured by total debt-to-total capitalization.
Cash provided by operations was $616.8 million and free cash flow was $546.0 million in 2025, both higher than 2024, primarily driven by higher earnings and a one-time tax adjustment related to a tax law change that benefited 2025.
As part of its commitment to return capital to shareholders, the Company repurchased 5.9 million shares at a cost of $400.8 million in 2025. As of December 31, 2025, authority remained to repurchase approximately 0.8 million additional shares. In January 2026, the Company’s board of directors increased the number of shares authorized for repurchase by an additional 5 million shares. The Company expects to spend approximately $200 million to repurchase shares in 2026.
On January 15, 2026, the Company’s board of directors approved a $0.36 per share dividend for shareholders of record on January 30, payable on February 17, marking 86 consecutive years of dividend payments.
Outlook
2026 Outlook
(in millions except per share amounts)

	2025	2026 Outlook
	Actual	Low End	High End
Net sales	$3,830	$3,900	$4,020
Diluted earnings per share	$3.85	$3.85	$4.15
“Our outlook for 2026, which includes Leonard Valve sales of approximately $70 million, projects our consolidated sales to increase 2% to 5% compared to 2025. We expect our full-year EPS to be between $3.85 and $4.15, a 4% increase over 2025 at the mid-point. In North America, we anticipate residential water heater industry unit volumes to be flat to down year-over-year. In our Rest of World segment, we expect the challenges in the China market to continue and are forecasting a mid-single digit sales decline, although we anticipate improvement as we go through the year due to market recovery and turnaround actions. We project continued double-digit sales growth in India,” stated Shafer.
“We believe our strong balance sheet and free cash flow give us the flexibility to support organic growth, dividends and share repurchases while continuing to pursue strategic acquisitions to support our focus on portfolio management.”
The Company’s guidance excludes the potential impacts from future acquisitions, any potential outcomes of the assessment of its China business and changes to tariffs.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Fourth Quarter 2025 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS and adjusted segment earnings exclude the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; failure to realize the expected benefits of acquisitions or expected synergies; difficulties in predicting results of operations of an acquired business; negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; uncertain outcomes and costs and other potential impacts of the Company’s assessment relating to the Company’s China business; potential weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net sales	$912.5	$912.4	$3,830.2	$3,818.1
Cost of products sold	562.1	574.3	2,342.8	2,362.0
Gross profit	350.4	338.1	1,487.4	1,456.1
Selling, general and administrative expenses	186.6	182.0	759.4	739.3
Restructuring and impairment expenses	—	17.6	—	17.6
Interest expense	2.4	2.4	13.5	6.7
Other expense (income)	0.8	(9.0)	(0.6)	(8.5)
Earnings before provision for income taxes	160.6	145.1	715.1	701.0
Provision for income taxes	35.2	35.4	168.9	167.4
Net earnings	$125.4	$109.7	$546.2	$533.6
Diluted earnings per share of common stock(1)	$0.90	$0.75	$3.85	$3.63
Average common shares outstanding (000’s omitted)	139,933	145,758	141,915	147,084
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(Unaudited) December 31, 2025	December 31, 2024
ASSETS:
Cash and cash equivalents	$174.5	$239.6
Marketable securities	18.7	36.5
Receivables	582.3	541.4
Inventories	479.3	532.1
Other current assets	36.7	43.3
Total Current Assets	1,291.5	1,392.9
Net property, plant and equipment	635.1	628.7
Goodwill and other intangibles	1,072.9	1,082.8
Operating lease assets	46.3	32.8
Other assets	97.0	102.8
Total Assets	$3,142.8	$3,240.0
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$504.1	$588.7
Accrued payroll and benefits	93.6	78.5
Accrued liabilities	147.5	153.0
Product warranties	75.0	67.0
Debt due within one year	42.3	10.0
Total Current Liabilities	862.5	897.2
Long-term debt	112.7	183.2
Pension liabilities	7.4	11.0
Operating lease liabilities	37.1	23.5
Other liabilities	265.1	241.6
Stockholders’ equity	1,858.0	1,883.5
Total Liabilities and Stockholders’ Equity	$3,142.8	$3,240.0

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2025	2024
Operating Activities
Net earnings	$546.2	$533.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	85.1	78.8
Stock based compensation expense	13.8	14.9
Deferred income taxes	8.9	(4.6)
Non-cash impairments	—	4.7
Net changes in operating assets and liabilities:
Current assets and liabilities	(55.7)	(22.6)
Noncurrent assets and liabilities	18.5	(23.0)
Cash Provided by Operating Activities	616.8	581.8
Investing Activities
Capital expenditures	(70.8)	(108.0)
Acquisitions	—	(145.9)
Investment in marketable securities	(42.7)	(73.7)
Net proceeds from sale of marketable securities	60.5	60.5
Cash Used in Investing Activities	(53.0)	(267.1)
Financing Activities
Proceeds from debt	1,087.3	1,100.1
Repayments of debt	(1,124.9)	(1,030.4)
Common stock repurchases	(400.8)	(305.8)
Net proceeds from stock option activity	1.0	18.1
Dividends paid	(195.7)	(190.4)
Cash Used In Financing Activities	(633.1)	(408.4)
Effect of exchange rate changes on cash and cash equivalents	4.2	(6.6)
Net decrease in cash and cash equivalents	(65.1)	(100.3)
Cash and cash equivalents - beginning of period	239.6	339.9
Cash and Cash Equivalents - End of Period	$174.5	$239.6

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net sales
North America	$713.7	$689.8	$2,984.2	$2,950.1
Rest of World	205.7	236.6	880.4	918.6
Inter-segment sales	(6.9)	(14.0)	(34.4)	(50.6)
	$912.5	$912.4	$3,830.2	$3,818.1
Earnings
North America (1)	$164.9	$147.9	$727.9	$707.5
Rest of World (2)	16.0	7.8	76.4	64.5
Inter-segment earnings elimination	—	—	(0.2)	(0.4)
	180.9	155.7	804.1	771.6
Corporate expense	(17.9)	(8.2)	(75.5)	(63.9)
Interest expense	(2.4)	(2.4)	(13.5)	(6.7)
Earnings before income taxes	160.6	145.1	715.1	701.0
Provision for income taxes	35.2	35.4	168.9	167.4
Net earnings	$125.4	$109.7	$546.2	$533.6

Additional Information
(1) North America
includes restructuring and impairment expense of:	—	6.3	—	6.3
(2) Rest of World
includes restructuring and impairment expense of:	—	11.3	—	11.3

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Earnings (GAAP)	$125.4	$109.7	$546.2	$533.6
Restructuring and impairment expenses, before tax	—	17.6	—	17.6
Tax effect on above items	—	(3.2)	—	(3.2)
Adjusted Earnings (non-GAAP)	$125.4	$124.1	$546.2	$548.0

Diluted Earnings Per Share (GAAP)(1)	$0.90	$0.75	$3.85	$3.63
Restructuring and impairment expenses, per diluted share, before tax	—	0.12	—	0.12
Tax effect on above items per diluted share	—	(0.02)	—	(0.02)
Adjusted Earnings Per Share (non-GAAP)(1)	$0.90	$0.85	$3.85	$3.73
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP) and adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Earnings Before Provision for Income Taxes (GAAP)	$160.6	$145.1	$715.1	$701.0
Add: Corporate expense	17.9	8.2	75.5	63.9
Add: Interest expense	2.4	2.4	13.5	6.7
Total Segment Earnings (non-GAAP)	$180.9	$155.7	$804.1	$771.6

North America(1)	$164.9	$147.9	$727.9	$707.5
Rest of World(2)	16.0	7.8	76.4	64.5
Inter-segment earnings elimination	—	—	(0.2)	(0.4)
Total Segment Earnings (non-GAAP)	$180.9	$155.7	$804.1	$771.6

Additional Information
(1)North America	$164.9	$147.9	$727.9	$707.5
Restructuring and impairment expenses, before tax	—	6.3	—	6.3
Adjusted North America (non-GAAP)	$164.9	$154.2	$727.9	$713.8

(2)Rest of World	$16.0	$7.8	$76.4	$64.5
Restructuring and impairment expenses, before tax	—	11.3	—	11.3
Adjusted Rest of World (non-GAAP)	$16.0	$19.1	$76.4	$75.8

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Twelve Months Ended December 31,
	2025	2024
Cash provided by operating activities (GAAP)	$616.8	$581.8
Less: Capital expenditures	(70.8)	(108.0)
Free cash flow (non-GAAP)	$546.0	$473.8

A. O. SMITH CORPORATION
2026 EPS Guidance and 2025 EPS
(unaudited)

	2026 Guidance	2025
Diluted EPS (GAAP)	$3.85 - 4.15	$3.85